March 5, 2020

Dear Mr. Moerbeek,

It is a pleasure to extend to you an offer of employment with IEA Energy Services, LLC. (the “Company”). I look forward to your contribution and success under the role of Interim Chief Financial Officer, reporting to the Chief Executive Officer, JP Roehm, in our Indianapolis, IN corporate office. It is anticipated this interim assignment will have a minimum duration of 8 months, to be extended by mutual agreement of both parties.

The information below summarizes various employment terms and benefits to which you will be eligible on the starting date of employment.

Start Date
Immediately.

Salary
Your annual base salary (“Salary”) during your employment with the Company will be $450,000 paid periodically in accordance with the Company’s normal payroll practice for salaried employees.

Bonus
You will be eligible for an annual cash bonus based on performance, as mutually agreed between you and CEO, JP Roehm.

Housing Allowance
The Company will provide temporary, furnished housing for the duration of your interim assignment while onboard in Indianapolis, IN. We will work with you to locate appropriate housing and secure the lease on your behalf.

To kick off, the Company will cover the cost of hotel accommodations for the first 2 weeks of your employment while you secure more longer-term housing. If additional time to secure longer term housing is needed, the Company will be happy to accommodate.

Benefits
During your employment with the Company, you will be eligible to participate in each of the benefit plans made available by the Company to its employees, on terms no less favorable than those applicable to other employees. Participation in Company benefit plans will commence on the first of the month following your starting date, and will be governed by and subject to the terms, conditions and overall administration of such plans.

Dependents may be covered under either insurance plan. Please note that the Company has a Working Spouse Provision, which states that a spouse or domestic partner employed by a company offering affordable medical and prescription drug insurance (Rx) will not be eligible to be covered under the Company’s medical and Rx plans. Attached is the Employee Benefits Guide which provides information on Company benefit plans. The benefits described are currently in place but can be changed at the direction of the company at any time.

Vacation
During your employment with the Company, you will be eligible to paid vacation of four (4) weeks per calendar year with further vacation accrued in accordance with vacation policy.

Vehicle
A company vehicle will be assigned in accordance with the IEA Vehicle Use & Allowance Policy currently in effect. To support deductions for business mileage as allowed by the IRS, it is your responsibility to maintain a log of business mileage to report to the IRS, if requested.

Board of Directors Advisory Position Termination
With your acceptance of this role, your appointment as an advisor to IEA and our Board of Directors is terminated.

Reimbursement of Expenses
During your employment, the Company will reimburse you for expenses incurred in performing your obligations under this agreement. A company credit card will be provided to cover travel and other business-related expenses as per our Company Travel and Entertainment Policy. Weekly travel to and from your home in Washington will be reimbursed in accordance with our Travel and Entertainment Policy.

At Will Employment
Your employment with the Company is considered at-will and may be terminated at any time by either you or the company, with or without cause. The rules, regulations, and policies of the Company; as well as applicable state and federal law govern your employment. Policies and procedures will be available to you through the Human Resources Department. As business needs require, the Company reserves the right to revise, continue or discontinue any company policy or practice without notice.

General
You will be required to complete a successful drug screen in accordance with the Company’s Corporate Policy on Drug and Alcohol Abuse. We will also coordinate completion of a background check and motor vehicle records check as part of your onboarding fulfillment.

The Company is an equal opportunity employer and does not discriminate against any employee because of race, religion, creed, color, sex, disability, national origin, age, military status and veteran status, sexual orientation, marital status or any other characteristic protected by state or federal law, except where bona fide occupational qualification exists under applicable regulation.

Please confirm the acceptance of this offer via email and via your signing below.

In anticipation of your acceptance, we are delighted to have you join the Company and look forward to working with you.

Sincerely,

/s/ Paula Diehl-Newman

Paula J. Diehl-Neuman, SPHR SHRM-SCP
Senior Vice President of Human Resources

I, Peter Moerbeek, accept the above offer of employment for the position of Interim Chief Financial Officer and agree that my board advisory agreement is terminated effective as of my start date.

/s/ Peter J. Moerbeek         March 5, 2020
Peter Moerbeek                            Date